Filed Pursuant to Rule 424(b)(3)
Registration No. 333-272606

BROOKFIELD INFRASTRUCTURE INCOME FUND INC.

Supplement dated October 23, 2023,

to the Prospectus dated September 18, 2023

This is a supplement (the “Supplement”), to the Prospectus, dated September 18, 2023, of Brookfield Infrastructure Income Fund Inc. (the “Fund”). You should read this Supplement in conjunction with the Prospectus, dated September 18, 2023. A Statement of Additional Information, dated September 18, 2023, containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into the Prospectus. Class D Shares, Class S Shares, and Class T Shares of the Fund are not offered for sale as of the date of this Supplement. Certain capitalized terms used and not defined herein have the meanings set forth in the Prospectus.

RECENT DEVELOPMENTS

Investment Strategy and Guidelines

As disclosed in the Prospectus, the Fund has applied for exemptive relief from the U.S. Securities and Exchange Commission (the “SEC”) that permits it to, among other things, co-invest with certain other persons, including certain affiliates of the Adviser and certain public or private funds managed by the Adviser and its affiliates, subject to certain terms and conditions (the “Co-Investment Exemptive Relief”).

On September 20, 2023, in relation to the Co-Investment Exemptive Relief, the SEC issued a notice of application for an order under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 under the 1940 Act to permit certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act (Investment Company Act Release No. 35001). The notice gave interested persons an opportunity to request a hearing and stated that an order disposing of the application would be issued unless a hearing was ordered.

On October 17, 2023, the SEC issued an order under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 under the 1940 Act granting the Co-Investment Exemptive Relief (Investment Company Act Release No. 35032).

The Offering

As disclosed in the Prospectus, the Fund intends to offer shares of four classes of common stock on a continuous basis: Class I Common Shares (“Class I Shares”), Class D Common Shares (“Class D Shares”), Class S Common Shares (“Class S Shares”), and Class T Common Shares (“Class T Shares,” and, together with the Class I Shares, the Class D Shares, and the Class S Shares, the “Shares”). The Fund has applied for exemptive relief (the “Multi-Class Exemptive Relief”) from the SEC that, if granted, will permit the Fund to issue multiple classes of shares and to impose asset-based distribution fees and early-withdrawal fees. At present, only Class I Shares are available for purchase. Upon receiving the Multi-Class Exemptive Relief, the Fund will also offer Class D Shares, Class S Shares, and Class T Shares and may offer additional classes of shares in the future. Class D Shares, Class S Shares, and Class T Shares will not be offered to investors until the Multi-Class Exemptive Relief is obtained.

On October 18, 2023, in relation to the Multi-Class Exemptive Relief, the SEC issued a notice of an application under Section 6(c) of the 1940 Act for an exemption from Section 18(a)(2), 18(c) and 18(i) of the 1940 Act for an order pursuant to Section 17(d) of the 1940 Act and Rule 17d-1 under the 1940 Act (Investment Company Act Release No. 35033). The notice gives interested persons an opportunity to request a hearing and states that an order granting the requested relief will be issued unless the SEC orders a hearing. Interested persons have until 5:30 p.m. on November 13, 2023 to request a hearing.

As of the date of this Supplement, the Multi-Class Exemptive Relief has not been granted by the SEC. As a result, Class D Shares, Class S Shares, and Class T Shares of the Fund are not offered for sale as of the date of this Supplement.

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An investment in the Fund is subject to investment risk, including the possible loss of the entire principal amount that you invest. See “Risks” beginning on page 28 of the accompanying Prospectus. Certain of these risks are summarized in “Prospectus Summary—Summary of Risks” beginning on page 12 of the accompanying Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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Please retain this Supplement with your records.